UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission (the “SEC”) to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of the directors (the “Board”) of Better Home & Finance Holding Company, a Delaware corporation (“Better Home,” “BETR” or the “Company”).

Item 1: On September 3, 2026, the Garg Group issued the following press release:

Vishal Garg Unveils 90-Day Plan to Restore Growth, Profitability and Shareholder Value at Better Home & Finance

Plan targets $2 billion in quarterly volume, monthly break-even, a $30 million share repurchase program and a governance reset focused on operating execution

NEW YORK, September 3, 2026 — Founder Vishal Garg today released a comprehensive 90-day plan for Better Home & Finance Holding Company designed to restore profitable growth, lower expenses, strengthen governance and rebuild shareholder value.

The plan targets quarterly funded-loan volume of $2 billion, monthly revenue growth of $7 million, and a reduction in monthly cash burn from approximately $4 million to $0. It combines growth initiatives driven by Better’s Tinman technology platform with AI-enabled expense reductions, a proposed board refresh, a search for a permanent chief executive officer and a capital-return program for shareholders.

“Over the last two and a half years in a market environment where all other mortgage companies have declined, we have grown revenue 2.5x while keeping operating expenses basically flat,” said Vishal Garg, Founder of Better. “The next step is to build on that operating discipline - improving conversion, expanding HELOCs, deploying AI where it drives real value and working harder for shareholders.”

The plan targets a 25% increase in quarterly volume to $2 billion, which Better believes represents its break-even point. The initiatives are expected to generate approximately $7 million of additional monthly revenue, at a 35% contribution margin, including approximately $2.25 million in additional monthly contribution margin.

Key actions include:

●	Launching the CK HELOC through API-driven Tinman execution.
●	Closing five major partners currently in Better’s pipeline who have been stalled because of new management team’s talk of a standardized TinmanGo portal across all partners.
●	Increasing loan-officer talk time from 2.1 hours per day to the industry average of 4 hours per day through AI call routing and workforce management, with the goal of improving conversion by at least 50% across DTC and partners.
●	Improving Better’s DTC lock-to-fund rate from approximately 45% toward the industry average of 60% through improved incentives and AI-led consumer communications during processing delays.

“Step one is continuing to build out the AI infrastructure and deploy Tinman to the five major partners I was in the process of closing,” Garg said. “Step two is making sure our people focus on the work AI cannot do: speaking with customers, processing loans faster, and leveraging AI to underwrite more efficiently.”

The plan also targets lower costs and faster customer responsiveness across mortgage operations, legal, compliance, finance and accounting. Key actions include:

●	Aligning commissions on AI-assisted customer conversions so loan officers can focus on complex customer files, with a targeted savings of approximately $500,000 per month.
●	Implementing instant counteroffers in place of current one- to two-day delays, with the goal of improving approval rates, increasing revenue and reducing processor and underwriter costs by approximately $1 million per month.
●	Moving portions of legal work and litigation support to AI-powered and AI-assisted teams, targeting approximately $500,000 in monthly savings.

Better’s situation raises a straightforward governance question: whether experience in activism, transactions and capital allocation is a substitute for demonstrated operating leadership at a regulated, technology-enabled consumer-fintech company.

Daniel Lewis moved from Better director to interim CEO in seven days. His most successful prior campaigns involved sales, spin-offs and other asset-monetization outcomes. Better, by contrast, requires sustained execution across mortgage operations, technology, AI, consumer conversion, compliance and partner distribution.

The issue is larger than one company. Activist campaigns often lead to CEO changes, but replacing leadership does not itself establish a credible operating plan or a qualified successor. Better shareholders should distinguish between the ability to advocate for financial or governance change and the demonstrated experience required to run a regulated, technology-enabled consumer business.

The plan calls for replacing five current directors with a board focused on operational excellence, growth and shareholder alignment. Proposed new directors would be expected to purchase Better stock equal to two times their board compensation, while board compensation would be paid entirely in stock.

The proposed board would prioritize directors with experience scaling businesses from approximately $200 million in revenue to multiples of that level through operational execution. The plan also calls for:

●	Engaging Daversa Partners to begin a search immediately for a permanent CEO with fintech, credit and AI experience, with a goal of appointing a new CEO within 120 days of board consent becoming active.
●	Completing the sale of Better’s UK bank within 30 days of a board transition, subject to a credible counterparty and required approvals.
●	Leveraging UK bank-sale , cost savings and increased revenue to support a $30 million share repurchase program, including an immediate initial authorization of up to $10 million, subject to applicable legal requirements and market conditions.

Combined together, and acting in tandem, we believe these concrete steps will enable Better to unlock Better’s full value and allow the company to narrow the valuation gap between itself and similar AI native businesses.

Media Contact

info@onezerocapital.com

Item 2: Also on September 3, 2026, Mr. Garg appeared as a guest on the Jaime Catmull Show. The full transcript of the discussion is copied below:

00:00 - 00:03 (On-screen text)

ON AUGUST 3, VISHAL GARG WAS WRONGFULLY OUSTED FROM BETTER.

00:04 - 00:20 Vishal Garg: “I started this company 12 years ago to make homeownership better for all Americans. I built it into something that processed and funded over $110 billion of loans for over 500,000 American families, saving each of them $20,000 in interest alone. And it’s now a $500 million company...”

00:21 - 00:37 Vishal Garg: “...things were going great! We’d grown revenue and loan volume 2.5x, and we were about to hit break-even, the board and Daniel fired me. The next day, once it got announced, the stock dropped 42%.”

00:37 - 00:56 Vishal Garg: “Shareholders were like, ‘What happened?’ And they want me to come back. And so that’s what we’re doing now. They tried to stop us from getting a vote of all of the shareholders, and so the courts threw out their temporary restraining order, allowed us to now proceed forward with the votes.”

00:57 - 01:10 Vishal Garg: “The vote cards are being mailed out today to all the individual investors and institutional investors, and starting tomorrow, all of us are going to be able to vote to bring sanity back to Better. All of you who are shareholders, you’re going to be getting a proxy card in the mail or via FedEx in the next couple of days.”

01:11 - 01:31 Vishal Garg: “It’s super important that you vote. It’s super important because the future of a better Better depends on you voting to make this company great. There’s a $100 billion company hiding inside Better, and we were really at the five-yard line in getting to a place to really unlock it.”

01:31 - 01:43 Vishal Garg: “The team in place today doesn’t know how to do that, has never done that before, doesn’t even know where to start. We do. Let us finish the job that we started. We need your vote. Thank you.”

01:44 - 01:57 (On-screen text)

NOW HE’S FIGHTING TO TAKE BACK THE COMPANY HE FOUNDED.

THE FUTURE OF BETTER DEPENDS ON YOU. VOTE TO RESTORE VISHAL GARG, THE RIGHT LEADERSHIP FOR BETTER.

Item 3: On September 2, 2026, Mr. Garg posted materials to social media, copies of which are attached hereto in Exhibit 1 and incorporated herein by reference.